EXHIBIT 5






                                December 31, 1997


Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C.  20549

     RE: EQUALITY BANCORP, INC. -- REGISTRATION OF
         COMMON STOCK, PAR VALUE $.01 PER SHARE, ON FORM S-8
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Ladies and Gentlemen:

     We have acted as counsel to Equality Bancorp. Inc., a Delaware corporation (the "Company"), in connection with the Company's filing of a Registration Statement on Form S-8 (the "Registration Statement") covering 25,000 shares of common stock, $.01 par value per share of the Company (the "Common Stock"), to be issued under the Equality Savings and Security Plan (the "Plan"). The Registration Statement also covers an indeterminate amount of interests to be issued under the Plan.

     In this connection we have made such investigation and have examined such documents as we have deemed necessary in order to enable us to render the opinion contained herein.

     Based on the foregoing, it is our opinion that the shares of Common Stock, when issued in accordance with the terms of the Plan, and pursuant to the Registration Statement, will be legally issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                Very truly yours,

                                SCHIFF HARDIN & WAITE


                                By: /s/Christopher J. Zinski
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                                       Christopher J. Zinski